EXHIBIT 23



                         Consent of Independent Auditors


     We consent to the inclusion in the Current Report on Form 8-K of First Merchants Corporation of our report, dated January 25, 2001, on the consolidated financial statements of Lafayette Bancorporation as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000.


CROWE, CHIZEK AND COMPANY LLP
December 21, 2001
Indianapolis, Indiana